Exhibit 3.180

MC-231264

Certificate Of Incorporation

I, ***JOY A. RANKINE*** *Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by*

Pacific Offshore Labor Company

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 24th day of September Two Thousand Nine

Given under my hand and Seal at George Town in the Island of Grand Cayman this 24th day of September Two Thousand Nine

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Rankine

Assistant Registrar of Companies,
Cayman Islands.

CERTIFIED A TRUE COPY OF THE ORIGINAL
Annette Hydes
For and on behalf of
Maples Corporate Services Limited
PO Box 309, Ugland House
Grand Cayman, KY1-1104
Cayman Islands
Date 10 September 2015